UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 27, 2006

VELOCITY EXPRESS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-28452	87-0355929
(State of Incorporation)	Commission File Number	(IRS employer identification no.)

One Morningside Drive North, Bldg. B, Suite 300 Westport, Connecticut	06880
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (203) 349-4160

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

New Credit Facility and Security Agreement

On December 22, 2006, Velocity Express Corporation (the “Company”) and some of its subsidiaries entered into a senior secured revolving credit agreement (the “Credit Agreement”) with a syndicate of lenders led by Wells Fargo Foothill, Inc., as arranger and administrative agent (“WFF”). The Credit Agreement matures on the earlier of: (i) the date that is 90 days prior to the earliest date on which the principal amount of any of the 12% Senior Secured Notes due 2010 (the “Notes”) is scheduled to become due and payable under the Company’s Indenture dated as of July 3, 2006 (the “Indenture”), between the Company and Wells Fargo Bank, N.A., as Trustee (the “Trustee”); and (ii) December 22, 2011. Each of the Company’s subsidiaries (other than CD&L, Inc., (“CD&L”), the Company’s inactive subsidiaries and foreign subsidiaries) is a borrower under the Credit Agreement, and CD&L and the Company have guaranteed the borrowers’ obligations under the Credit Agreement. The borrowers’ obligations under the Credit Agreement are joint and several.

The Credit Agreement provides for up to $25 million of aggregate financing, $11,000,000 of which may be in the form of letters of credit. At closing, the lender issued two letters of credit: one for $3 million to secure the Company’s and its subsidiaries’ cash management obligations with respect to bank accounts maintained by the Company and its subsidiaries with Wells Fargo Bank, N.A. and a second for $3.5 million to collateralize its participation in the captive insurance company that provides certain of its insurance coverages. Revolver advances and letters of credit under the Credit Agreement are available to each borrower subject to the overall maximum availability. Borrowings under the Credit Agreement are currently expected to be used to finance the ongoing working capital, capital expenditures and general corporate needs of the Company and its subsidiaries.

The initial maximum amount of the facility is equal to the lesser of $12 million and the borrowing base, calculated in the manner described below. The $12 million limit may be increased to (i) $17 million upon the Company achieving cash flow on a trailing four quarters basis of at least $25 million, (ii) $22 million upon the Company achieving cash flow on a trailing four quarters basis of at least $30 million and (iii) $25 million upon the Company achieving cash flow on a trailing four quarters basis of at least $35 million. The borrowing base is (i) the lesser of (a) 85% of eligible accounts (less a reserve for bad debt and other dilutive items) or (b) the borrowers’ collections with respect to accounts for the applicable 30 day period minus (ii) a reserve for bank products liabilities (to the extent the Company is using such bank products in an amount of up to $2 million) and other reserves established by WFF in its permitted discretion.

Borrowings under the Credit Agreement bear interest at a rate equal to, at the borrowers’ option, either a base rate, or a LIBOR rate plus an applicable margin of 2.50%. The base rate is the rate of interest announced from time to time by Wells Fargo Bank, N.A. as the prime rate. In addition to paying interest on outstanding borrowings under the Credit Agreement, the borrowers are also required to pay a letter of credit fee that accrues at a rate equal to 2.50% per year multiplied by the average daily balance of the undrawn amount of all outstanding letters of credit. The borrowers are required to pay an issuance charge to the issuing lender of 0.825% per year (such rate subject to change). The borrowers are also required to pay customary fees of the administrative agent, as well as costs and expenses of the administrative agent and the lenders, arising in connection with the Credit Agreement.

The Credit Agreement requires the borrowers to prepay any outstanding revolver advances, subject to specified exceptions, with 100% of the net proceeds of non-ordinary course asset sales and any insurance or condemnation proceeds. So long as no event of default is continuing, such non-ordinary course asset sale prepayments do not require a reduction in the revolving credit commitment. The borrowers have the right to voluntarily reduce the revolving commitment in increments of $1 million or terminate the entire credit commitment, subject to payment of the prepayment premium described below. The borrowers may repay outstanding revolver advances at any time without any premium or penalty, except that in the event that such prepayment is made in connection with a permanent reduction or termination of the revolver commitment prior to December 22, 2009, the borrowers are required to pay a prepayment premium in an amount equal to the product of (x) the maximum revolving credit commitment, if the revolving credit commitment is being terminated, or the amount by which the revolving credit commitment is being reduced, and (y) 3% (in year one), 2% (in year two) and 1% (in year three).

The Credit Agreement contains a number of customary covenants that, among other things, restrict the borrowers’ and guarantors’ ability, to incur additional debt, create liens on assets, sell assets, pay dividends, engage in mergers and acquisitions, change the business conducted by the borrowers or guarantors, make capital expenditures and engage in transactions with affiliates. The Credit Agreement also includes a specified financial covenant requiring the borrowers to achieve a minimum EBITDA (as defined in the Credit Agreement), measured on a month-end basis at the end of each calendar quarter, and to certify compliance on a quarterly basis.

The Credit Agreement contains customary representations and warranties and events of default, including but not limited to payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness and other material agreements, certain events of bankruptcy or insolvency, material judgments and loss of any material license or permit. If such an event of default occurs, the lenders under the Credit Agreement are entitled to take various actions, including accelerating the amounts due thereunder and enforcing the rights of a secured creditor.

Under the security agreement (the “Security Agreement”) entered into in connection with the Credit Agreement, the borrowers’ obligations under the Credit Agreement are secured by substantially all of the assets of each borrower and each guarantor subject to the rights of the holders of the notes under the intercreditor agreement described below.

Copies of the Credit Agreement and Security Agreement are filed as Exhibits 10.1 and 10.2 to this report. The foregoing description of the Credit Agreement and Security Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of such agreements, which are incorporated by reference herein.

Intercompany Subordination Agreement and Contribution Agreement

The borrowers and guarantors have also entered into (i) an intercompany subordination agreement (the “Subordination Agreement”) to subordinate intercompany debt to all obligations under the Credit Agreement and (ii) a contribution agreement (the “Contribution Agreement”) pursuant to which the borrowers and guarantors agreed that upon payment of the obligations under the Credit Agreement, the borrowers and guarantors will make contributions among themselves as necessary to ensure that payments made under the Credit Agreement are shared among all borrowers and guarantors on a pro rata basis based on their respective net worth.

Copies of the Subordination Agreement and Contribution Agreement are filed as Exhibits 10.3 and 10.4 to this report. The foregoing description of the Subordination Agreement and Contribution Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of such agreements, which are incorporated by reference herein.

Supplemental Indenture and Intercreditor Agreement

In connection with the Company entering into the agreements described above, the company also entered at the closing into a second supplemental indenture supplementing the indenture (the “Supplemental Indenture”) with the Trustee and an intercreditor and subordination agreement with WFF and the Trustee. The Supplemental Indenture permitted the Company to (i) enter into the Credit Agreement and related agreements, (ii) to make certain changes to the form of intercreditor agreement originally attached to the Indenture as an exhibit and (iii) to make certain other changes to the Indenture, including but not limited to, suspending the Company’s obligation to mandatorily redeem the Notes under specified circumstances as described below. Pursuant to a previously announced consent solicitation commenced by the Company on December 6, 2006, the Company obtained the requisite consents of the holders of the Notes permitting the Company to enter the agreements described above and the Intercreditor Agreement.

Section 3.11 of the Indenture previously provided holders of the Notes with the right to cause the Company to redeem: (1) up to 25% of the original principal amount of the Notes at par if, for the four consecutive fiscal quarters prior to July 3, 2008, the Company’s Consolidated Cash Flow (as defined in the Indenture) is less than $20 million; and (2) up to an additional 25% of the original principal amount of the Notes at par if, for the four consecutive fiscal quarters prior to July 3, 2009, the Company’s Consolidated Cash Flow is less than $25 million.

Pursuant to the terms of the Supplemental Indenture, the mandatory redemption right provided to holders by Section 3.11 of the Indenture is suspended if either (i) borrowings under the Credit Agreement are outstanding or (ii) to the extent that, either before or after giving effect to a mandatory redemption under Section 3.11, the Company shall not have at least $15,000,000 in cash and availability under the Credit Agreement, subject to certain limitations and qualifications specified in the Supplemental Indenture. If a mandatory redemption under Section 3.11 is suspended, the Company is required to redeem the Notes as and when the condition(s) preventing the Company from redeeming such Notes are no longer present. The Supplemental Indenture also changes the amount of indebtedness that can be incurred under the Credit

Agreement (and any replacement thereof, i.e., a “Senior Facility Agreement”) and eliminated restrictions on the incurrence of letter of credit obligations thereunder. The limits on indebtedness and liens securing same under the Senior Facility Agreement are contained in the intercreditor agreement referred to below.

The Intercreditor Agreement establishes the priority of respective liens and security interests and as to certain other rights, priorities and interests as among WFF, the Trustee and holders of the Notes.

Copies of the Supplemental Indenture and Intercreditor Agreement are filed as Exhibits 10.5 and 10.6 to this report. The foregoing descriptions of the Supplemental Indenture and the Intercreditor Agreement do not purport to be complete, and are qualified in their entirety by reference to the full text such agreements, which are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The description contained in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement dated as of December 22, 2006 among the Company, the subsidiaries named thereto, Wells Fargo Foothill, Inc. as arranger and administrative agent, and the several banks and other financial institutions or entities from time to time parties to the Credit Agreement.

10.2	Security Agreement dated December 22, 2006 among the Company, Wells Fargo Foothill, Inc. and the subsidiaries named thereto.

10.3	Intercompany Subordination Agreement dated as of December 22, 2006 among the Company, the subsidiaries named thereto and Wells Fargo Foothill, Inc.

10.4	Contribution Agreement dated as of December 22, 2006 among the Company and its subsidiaries named thereto.

10.5	Second Supplemental Indenture dated as of December 22, 2006 among the Company, Wells Fargo Bank, N.A., as Trustee and the subsidiaries named thereto.

10.6	Intercreditor Agreement dated as of December 22, 2006 among the Company, the subsidiaries named thereto, Wells Fargo Bank, N.A., as Trustee, and Wells Fargo Foothill, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2006

Velocity Express Corporation

By:	/s/ Edward W. Stone
Name:	Edward W. Stone
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of December 22, 2006 among the Company, the subsidiaries named thereto, Wells Fargo Foothill, Inc. as arranger and administrative agent, and the several banks and other financial institutions or entities from time to time parties to the Credit Agreement.

10.2	Security Agreement dated December 22, 2006 among the Company, Wells Fargo Foothill, Inc. and the subsidiaries named thereto.

10.3	Intercompany Subordination Agreement dated as of December 22, 2006 among the Company, the subsidiaries named thereto and Wells Fargo Foothill, Inc.

10.4	Contribution Agreement dated as of December 22, 2006 among the Company and its subsidiaries named thereto.

10.5	Second Supplemental Indenture dated as of December 22, 2006 among the Company, Wells Fargo Bank, N.A., as Trustee and the subsidiaries named thereto.

10.6	Intercreditor Agreement dated as of December 22, 2006 among the Company, the subsidiaries named thereto, Wells Fargo Bank, N.A., as Trustee, and Wells Fargo Foothill, Inc.